Exhibit 99.3

Indiana Bank and Trust Company Employees’ Savings and Profit Sharing Plan and Trust
Financial Statements as of December 31, 2011 and 2010, and for the Year Ended December 31, 2011, Supplemental Schedule as of December 31, 2011, and Report of Independent Registered Public Accounting Firm

INDIANA BANK AND TRUST COMPANY
EMPLOYEES’ SAVINGS AND PROFIT SHARING PLAN AND TRUST

TABLE OF CONTENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	3

FINANCIAL STATEMENTS:

Statements of Net Assets Available for Benefits as of December 31, 2011 and 2010	4

Statement of Changes in Net Assets Available for Benefits for the Year Ended December 31, 2011	5

Notes to Financial Statements as of December 31, 2011 and 2010, and For the Year Ended December 31, 2011	6-8

SUPPLEMENTAL SCHEDULE--

Form 5500—Schedule H, Part IV, Line 4i—Schedule of Assets (Held at End of Year) As of December 31, 2011	9

NOTE: All other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the
Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable.

Report of Independent Registered Public Accounting Firm

Plan Administrator
Indiana Bank and Trust Company
Employees' Savings and Profit Sharing Plan and Trust
Columbus, Indiana

We have audited the accompanying statements of net assets available for benefits of the Indiana Bank & Trust Company Employees’ Savings and Profit Sharing Plan and Trust (the “Plan”) as of December 31, 2011 and 2010, and the related statement of changes in net assets available for benefits for the year ended December 31, 2011.  These financial statements are the responsibility of the Plan’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2011 and 2010, and the changes in net assets available for benefits for the year ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole.  The accompanying supplemental schedule of assets held at end of year as of and for the year ended December 31, 2011 is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974.  This supplemental schedule is the responsibility of the Plan’s management.  The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/Somerset CPAs, P.C.

Indianapolis, IN
June 21, 2012

INDIANA BANK AND TRUST COMPANY
EMPLOYEES' SAVINGS AND PROFIT SHARING PLAN AND TRUST

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS AS OF DECEMBER 31, 2011 AND 2010

	2011	2010

ASSETS:
Participant-directed investments—at fair value:
Cash and cash equivalents	$464,088	$49,199
Indiana Community Bancorp stock fund	1,164,270	1,402,805
Collective trusts	8,459,818	8,563,930

Total investments	10,088,176	10,015,934

Receivables:
Participant notes	234,385	228,902
Investment income	796	805

Total receivables	235,181	229,707

Total assets	10,323,357	10,245,641

NET ASSETS AVAILABLE FOR BENEFITS AT FAIR VALUE	10,323,357	10,245,641

Adjustments from fair value to contract value
For fully benefit-responsive investment contracts	(36,740)	(22,679)

NET ASSETS AVAILABLE FOR BENEFITS	$10,286,617	$10,222,962

See notes to financial statements.

INDIANA BANK AND TRUST COMPANY
EMPLOYEES' SAVINGS AND PROFIT SHARING PLAN AND TRUST

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS FOR THE YEAR ENDED DECEMBER 31, 2011

ADDITIONS:
Contributions:
Participant contributions	$721,214
Employer contributions	250,213

Total contributions	971,427

Investment income (loss):
Dividends and interest	15,571
Net depreciation in fair value of investments	(88,367)

Total investment loss, net	(72,796)

DEDUCTIONS:
Benefits paid to participants	(753,393)
Loan defaults	(15,042)
Administrative expenses	(66,541)

Total deductions	(834,976)

INCREASE IN NET ASSETS	63,655

NET ASSETS AVAILABLE FOR BENEFITS:
Beginning of year	10,222,962

End of year	$10,286,617

See notes to financial statements.

INDIANA BANK AND TRUST COMPANY

EMPLOYEES’ SAVINGS AND PROFIT SHARING PLAN AND TRUST

NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2011 AND 2010, AND FOR THE YEAR ENDED DECEMBER 31, 2011

1.	DESCRIPTION OF THE PLAN

The following description of the Indiana Bank and Trust Company Employees’ Savings and Profit Sharing Plan and Trust (the “Plan”), as amended, is provided for general information purposes only. Participants should refer to the Plan agreement for more complete information.

General—The Plan is administered by the Plan committee, John Keach Jr., Mark Gorski and Pennie Stancombe. The Plan is a contributory, defined contribution plan covering substantially all employees of Indiana Bank and Trust Company (the “Company”) who have completed one month of service and attained at least 21 years of age. Once employees meet these requirements and elect to participate, they are eligible to make contributions at the beginning of the month following their enrollment date. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”).

Plan Amendment—Effective June 3, 2011, the Plan was amended to allow in-plan roth rollovers for eligible plan participants. All relevant provisions of the amendment are included in the Plan’s financial statements at December 31, 2011.

Contributions—Participants may elect to contribute not less than 1% or more than 75% of gross compensation, as defined, during each pay period. Gross compensation includes commissions and bonuses as defined in the Plan. Participants can direct their contributions into one or more of the 25 investment options offered by the Plan. Participant contributions are allocated 100% to the contributor’s individual account balance each payroll period.

The Company matches $.50 for $1.00 of eligible participant savings contributions up to a maximum of six percent of compensation. These contributions are separately identified in a “matching account.” Employer contributions are allocated to investment options within each individual’s account in the same ratio as individual employee contributions. The participant must be an employee of the Company for six consecutive months to be eligible to receive employer contributions.

Participant Accounts—Individual accounts are maintained for each Plan participant. Investment income or loss is allocated to individual accounts based on individual account balances relative to the total account balances as of the allocation date. Investment income or loss includes the net of earned interest and dividends and realized and unrealized gains and losses.

Vesting—Participant contributions and allocated amounts of investment income or loss are at all times 100% vested. Matching account contributions become 100% vested upon attaining age sixty-five, disability or death, upon termination after attaining age fifty-five or upon termination of the Plan. Vesting prior to any of the previously noted attainments is determined as follows:

Years of	Vested
Service	Percentage

Less than 1 year	0%
Greater than 1 year but less than 2 years	33.33
Greater than 2 years but less than 3 years	66.66
3 years or more	100.00

Payment of Benefits—Upon termination of service, death or disability, a participant may elect to receive a single lump-sum, a series of payments or employer stock equal to the value of his or her account. All distributions are subject to the applicable provisions of the Plan agreement. Benefit payments are recorded upon distribution.

Participant Notes Receivable—Participants may borrow from their fund accounts a minimum of $1,000 up to a maximum of $50,000 or 50% of their account balance, whichever is less. The loans are secured by the balance in the participant’s account and bear interest at rates ranging from 4.25% to 9.25% which are commensurate with local prevailing rates at the time funds were borrowed as determined by the Plan administrator, Indiana Bank and Trust Company. Principal and interest is paid ratably through payroll deductions on the first payroll run of each month or on each payroll for biweekly loan payments. Participant notes receivable are measured at their unpaid principal balances plus accrued interest.

Forfeitures—Forfeitures of a participant’s nonvested portion of their matching account occur when a participant incurs five consecutive one year periods of severance. Forfeited amounts are held in a separate suspense account and are used to reduce future employer contributions. During 2011, zero forfeitures were used. At December 31, 2011 and 2010, forfeited nonvested amounts remaining for future use totaled $1,156 and $356, respectively.

Administrative Expenses—The Reliance Trust Company investment management fees were paid from the net assets of the Plan.

Excess Contributions Payable—The Plan is required to return contributions received during the Plan year in excess of the Internal Revenue Code (“IRC”) limits.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting—The financial statements of the Plan have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”), on the accrual basis of accounting.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and changes therein, and disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

As described in Financial Accounting Standards Codification (ASC) 940-210, Reporting of Fully Benefit-Responsive Investment Contracts Held by Certain Investment Companies Subject to the AICPA Investment Company Guide and Defined-Contribution Health and Welfare and Pension Plans, investment contracts held by a defined-contribution plan are required to be reported at fair value. However, contract value is the relevant measurement attribute for that portion of the net assets available for benefits of a defined contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the plan. As required, the Statement of Net Assets Available for Benefits presents the fair value of the investment contracts as well as the adjustment of the fully benefit-responsive investment contracts from fair value to contract value. The Statement of Changes in Net Assets Available for Benefits is prepared on a contract value basis.

Investment Valuation and Income Recognition—The Plan’s investments are stated at fair value. Common/collective trust funds are stated at fair value as determined by the issuer of the common/collective trust funds based on the fair market value of the underlying investments. Common collective trust funds with underlying investments in investment contracts are valued at fair market value of the underlying investments and then adjusted by the issuer to contract value.

The Stable Value Fund is a stable value fund that is a collective investment and reinvestment in one or more bank, insurance company or synthetic investment contracts, and in short-term investments. Participants may ordinarily direct the withdrawal or transfer of all or a portion of their investment at contract value. Contract value represents contributions made to the fund, plus earnings, less participant withdrawals. The Plan’s investment in the Stable Value Fund consists of certain investment contracts. The fair value of traditional guaranteed investment contracts is determined using a discounted cash flow methodology where the individual contract cash flows are discounted at the prevailing interpolated swap rate as of year-end.

Synthetic investment contracts represent individual assets placed in a trust, with ownership by the Fund; a third party issues a wrapper that guarantees that participant transactions are executed at contract value.  Individual assets of the synthetic investment contract are generally valued at representative quoted market prices. Short-term securities, if any, are stated at amortized cost, which approximates market value. Debt securities are valued on the basis of valuations furnished by a pricing service approved by the Trustee, which determines valuations using methods based on market transactions for comparable securities and various relationships between securities which are generally recognized by institutional traders. Investments in regulated investment companies or collective investment funds are valued at the net asset value per share/unit on the valuation date. Securities for which market quotations are not readily available or have quotations which management believes are not appropriate, are valued at fair value as determined in good faith by the Trustee. Accrued interest, if any, on the underlying investments is added to the fair value of the investments for presentation purposes. The fair value of the wrap contracts is determined using the market approach discounting methodology which incorporates the difference between current market level rates for contract level wrap fees and the wrap fee being charged. The difference is calculated as a dollar value and discounted by the prevailing interpolated swap rate as of period-end.

Purchase and sales of securities are recorded on the trade-date basis. Dividend income is recorded on the ex-dividend date.

Plan Assets—Plan assets are maintained in the custody of Reliance Trust Company. Indiana Bank and Trust Company and Reliance Trust Company are the trustees for the Employer Stock Fund and the Collective Trusts, respectively.

Risks and Uncertainties—The Plan invests in various investment securities.  Investment securities are exposed to various risks, such as interest rate, market and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the statement of net assets available for benefits.

3.	INVESTMENTS

The Plan’s investments that represented 5% or more of the Plan’s net assets available for benefits as of December 31, 2011 and 2010 are as follows:

	Fair Value
	2011	2010

Indiana Community Bancorp Stock Fund	$1,164,270	$1,402,805
State Street Investors S & P Midcap Index SL Series Fund	1,296,301	1,331,563
State Street Investors Moderate Strategic Balanced SL Fund	1,083,651	1,119,357
Stable Value Fund	1,218,5233	815,175
State Street Investors S & P 500 Growth Index SL Fund	718,743	719,112
State Street Investors S & P 500 Flagship SL Series Fund	528,449	554,807
State Street Investors Daily EAFE Index SL Series Fund	*	534,734
State Street Investors Russell 2000 Index SL Series Fund	*	532,860

* Did not represent more than 5% of Plan Assets in 2011.

During 2011, the Plan’s investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated (depreciated) in value as follows:

Collective Trusts	$104,804
Stock Fund	(193,171)

Total depreciation in fair value of investments	$(88,367)

4.	EXEMPT PARTY-IN-INTEREST TRANSACTIONS

At December 31, 2011 and 2010, the Plan held 79,581 and 81,322 shares, respectively, of common stock of Indiana Community Bancorp, the holding company of the sponsoring employer, with a cost basis of $1,770,270 and $1,824,232, respectively. During the year ended December 31, 2011, the Plan recorded dividend income of $3,153.

5.	FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. GAAP establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1	Quoted prices in active markets for identical assets or liabilities.

Level 2
Observable inputs other than Level 1 prices; such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Following is a description of the valuation methodologies used for instruments measured at fair value on a recurring basis and recognized in the accompanying financial statements, as well as the general classification of such instrument pursuant to the valuation hierarchy.

Investments
When quoted market prices are available in an active market, investments are classified within Level 1 of the valuation hierarchy. Level 1 investments include Indiana Community Bancorp stock. Level 2 investments include common trust funds and collective investment funds. In certain cases where Level 1 and Level 2 inputs are not available, securities are classified within Level 3 of the hierarchy.

The following table presents the fair value measurements of assets recognized in the accompanying financial statements measured at fair value on a recurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2011 and December 31, 2010.

	Fair Value Measurements Using
	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	Level 1	Level 2	Level 3	Fair Value
December 31, 2011
Bank holding company stock	$1,164,270	$0	$0	$1,164,270
Stock funds	0	4,690,191	0	4,690,191
Balanced funds	0	2,246,136	0	2,246,136
Fixed income funds	0	1,523,491	0	1,523,491
Total investments at fair value	$1,164,270	$8,459,818	$0	$9,624,088

December 31, 2010
Bank holding company stock	$1,402,805	$0	$0	$1,402,805
Stock funds	0	4,856,630	0	4,856,630
Balanced funds	0	2,154,575	0	2,154,575
Fixed income funds	0	1,552,725	0	1,552,725
Total investments at fair value	$1,402,805	$8,563,930	$0	$9,966,735

There was no change between the beginning and ending balances of investments recognized in the accompanying financial statements using significant unobservable (Level 3) inputs for the year ended December 31, 2011 and 2010.

6.	FEDERAL INCOME TAX STATUS

The Plan uses a prototype plan document sponsored by Pentegra Services Inc. (“Pentegra”). Pentegra received an opinion letter from the Internal Revenue Service (“IRS”), dated March 31, 2008, which states that the prototype document, as then designed, satisfied the applicable provisions of the IRC. The Indiana Bank Plan has not requested a separate determination letter. The Plan has been amended since the opinion letter was received however. The Plan administrator believes that the Plan is currently designed and being operated in compliance with the applicable requirements of the IRC. Therefore, no provision for income tax has been included in the Plan’s financial statements.

Authoritative accounting standards require the Company to examine its tax positions for uncertain positions. Management is not aware of any tax positions that are more likely than not to change in the next twelve months or that would not sustain an examination by applicable taxing authorities.

The Company’s policy is to recognize penalties and interest as incurred in its statement of changes, which totaled $0 for the years ended December 31, 2011 and 2010.  The Company’s federal information returns for 2008 through 2011 are subject to examination by the applicable tax authorities, generally for three years after the later of the original or extended due date.

7.	PLAN TERMINATION

The Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions set forth in ERISA. In the event the Plan is terminated, the participants would become 100% vested in their accounts.

8.	RECONCILIATION OF FINANCIAL STATEMENTS TO SCHEDULE H OF FORM 5500

The following is a reconciliation of net assets available for benefits per the financial statements at December 31, 2011 to Schedule H of Form 5500:

Net assets available for benefits per the financial statements	$10,286,617
Amounts allocated to withdrawing participants	(6,187)

Net assets available for benefits per Schedule H to the Form 5500	$10,280,430

The following is a reconciliation of benefits paid to participants per the financial statements for the year ended December 31, 2011 to Schedule H of Form 5500:

Benefits paid to participants per the financial statements	$768,435
Amounts allocated to withdrawing participants at Dec. 31, 2011	6,187

Benefits paid to participants per Schedule H to the Form 5500	$774,622

Amounts allocated to withdrawing participants are recorded on the Schedule H of Form 5500 for benefit claims that have been processed and approved for payment prior to December 31, 2011, but not yet paid as of that date.

9.	SUBSEQUENT EVENTS

The Company and Old National Bancorp (NYSE:ONB) executed a definitive agreement on January 25, 2012, pursuant to which Old National will acquire the Indiana Community Bancorp through a merger. The transaction is expected to close in the third quarter of 2012 and is subject to approval by federal and state regulatory authorities and the Company’s shareholders and the satisfaction of the closing conditions provided in the merger agreement. The merger agreement also provides that Indiana Bank and Trust Company will be merged into Old National Bank simultaneous with the merger of the holding companies. As a result of the merger, the Plan will be terminated the day before the close date. The Company has evaluated subsequent events through June 21, 2012, the date on which the financial statements were available to be issued.

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SUPPLEMENTAL SCHEDULE

INDIANA BANK AND TRUST COMPANY
EMPLOYEES' SAVINGS AND PROFIT SHARING PLAN AND TRUST

EIN: 35-1807839
PLAN NUMBER : 002

FORM 5500, SCHEDULE H Part IV; LINE 4i—SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2011

		Fair
	Units	Value
Cash and Cash Equivalents:
Federated Government Obligations Fund	46,435	$46,435
Short-Term Investment Fund	416,628	416,628
Cash	1,025	1,025
Total Cash and Cash Equivalents		464,088

*Indiana Community Bancorp Stock	79,581	1,164,270
State Street Investor Services Funds:
S&P 500 Flagship SL Series Fund	24,432	528,449
*Stable Value Fund	95,152	1,218,523
S&P Midcap Index SL Series Fund	39,031	1,296,301
Long US Treasury Index SL Series Fund	14,904	208,444
Daily EAFE Index SL Series Fund	35,432	425,996
Conservative Strategic Balanced SL Fund	8,399	159,976
Moderate Strategic Balanced SL Fund	67,597	1,083,651
Aggressive Strategic Balanced SL Fund	35,191	454,353
S&P 500 Growth Index SL Fund	55,063	718,743
S&P Value Index Fund	46,596	496,755
Russell 2000 Index SL Series Fund	21,233	479,683
NASDAQ 100 Index Non-Lending Fund	33,608	487,383
REIT Index Non-Lending Series Fund	8,735	256,881
Treasury Inflation Protected Securities Fund	4,105	96,524
State Street Global Advisors Target Retirement 2010 SL Fund	3,544	48,495
State Street Global Advisors Target Retirement 2015 SL Fund	2,902	36,304
State Street Global Advisors Target Retirement 2020 SL Fund	10,822	155,285
State Street Global Advisors Target Retirement 2025 SL Fund	14,185	176,775
State Street Global Advisors Target Retirement 2030 SL Fund	203	2,949
State Street Global Advisors Target Retirement 2035 SL Fund	7,874	96,407
State Street Global Advisors Target Retirement 2040 SL Fund	38	536
State Street Global Advisors Target Retirement 2045 SL Fund	2,497	30,206
State Street Global Advisors Target Retirement 2050 SL Fund	100	1,199
*Participant loans, with interest rates ranging from 4.25% to 9.25%, and
maturity dates through November 2016		234,385
TOTAL INVESTMENTS		$10,322,561

*Denotes a party-in-interest